CUSIP No. 57165B106	13D	Page 1 2 of 12 Pages

Exhibit 99.2

AGREEMENT TO FILE SCHEDULE 13D JOINTLY

(as required by Item 7 of Schedule 13D)

The undersigned persons hereby agree that reports on Schedule 13D, and any amendments thereto, may be filed in a single statement on behalf of all such persons, and further, each such person designates Ranjeet Bhatia as its agent and attorney-in-fact for the purpose of executing any and all such reports required to be made by it with the Securities and Exchange Commission.

Dated: January 6, 2014

RANJEET BHATIA

/s/ Ranjeet Bhatia

SHAWN LUETCHENS

/s/ Shawn Luetchens

SAFFRON HILL VENTURES 2 LIMITED PARTNERSHIP

By:	Saffron Hill MGP2 Limited, its General Partner

By:	/s/ Ranjeet Bhatia
Name: Ranjeet Bhatia
Title: Director

SAFFRON HILL MGP2 LIMITED

By:	/s/ Ranjeet Bhatia
Name: Ranjeet Bhatia
Title: Director

SAFFRON HILL VENTURES LIMITED

By:	/s/ Ranjeet Bhatia
Name: Ranjeet Bhatia
Title: Director